The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Exhibit 99.3

SUBJECT TO COMPLETION, DATED             , 20

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE WARRANT OFFERINGS](1)

PRELIMINARY PROSPECTUS SUPPLEMENT

To the Prospectus dated                    , 20

BLACKROCK CAPITAL INVESTMENT CORPORATION

Warrants to Purchase up to [Type of Security]

BlackRock Capital Investment Corporation is an externally-managed, non-diversified closed-end management investment company. We have elected to be regulated as a business development company under the Investment Company Act of 1940. Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in middle-market companies in the form of senior and junior secured, unsecured and subordinated debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

We are offering for sale warrants to purchase up to            [type of security]. Each warrant entitles the holder to purchase            [type of security]. [The underwriters may also purchase up to an additional            warrants from us at the public offering price, less the underwriting discount, within            days of the date of this prospectus supplement to cover overallotments. If the underwriters exercise this option in full, the total public offering price will be $        , the total underwriting discount (sales load) paid by us will be $        , and total proceeds, before expenses, will be $        .]

The exercise price will be $            per warrant. The warrants will be exercisable beginning on                     , 20    , and will expire on                     , 20    , or earlier upon redemption.

[Our common stock is traded on The NASDAQ Global Select Market under the symbol “BKCC.” The last reported closing price for our common stock on                    was $        per share. The net asset value per share of our common stock at                    (the last date prior to the date of this prospectus supplement on which we determined net asset value) was            .]

This prospectus supplement and the accompanying prospectus set forth important information you should know before investing in our securities. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the SEC. This information is available free of charge by contacting us at 40 East 52nd Street, New York, New York 10022, or by telephone at (212) 810-5800 or on our website at www.blackrockbkcc.com. The SEC also maintains a website at www.sec.gov that contains such information free of charge.

Investing in our securities involves a high degree of risk, including the risk of the use of leverage. Before investing in our securities, you should read the discussion of the material risks of investing in the Company in “Risks” beginning on page S-   of this prospectus supplement and page    of the accompanying prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Warrant	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to BlackRock Capital Investment Corporation (before estimated expenses of $ )	$	$

The underwriters expect to deliver the warrants to purchasers on or about             , 20    .

Prospectus Supplement dated             , 20

(1) In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, which we sometimes refer to collectively as the “prospectus.” We have not, and the underwriters have not, authorized anyone to provide you with additional information, or information different from that contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or additional information, you should not rely on it. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or such prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since then. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in the accompanying prospectus.

PROSPECTUS SUPPLEMENT

TABLE OF CONTENTS

THE COMPANY	S-1
RECENT DEVELOPMENTS	S-3
SPECIFIC TERMS OF OUR WARRANTS AND THE OFFERING	S-4
[FEES AND EXPENSES	S-5
SELECTED FINANCIAL DATA	S-7
RISK FACTORS	S-9
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-10
USE OF PROCEEDS	S-11
DESCRIPTION OF OUR WARRANTS	S-12
[PRICE RANGE OF COMMON STOCK	S-13
CAPITALIZATION	S-15
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	S-16
SUPPLEMENT TO MATERIAL U.S. FEDERAL TAX MATTERS	S-16
UNDERWRITING	S-17
LEGAL MATTERS	S-20
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	S-20
ADDITIONAL INFORMATION	S-20
FINANCIAL STATEMENTS	S-21

PROSPECTUS

TABLE OF CONTENTS

[Insert table of contents from base prospectus]

i

THE COMPANY

This summary highlights some of the information in this prospectus supplement. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risks” in the accompanying prospectus and the other information included in this prospectus supplement and the accompanying prospectus. Throughout this prospectus supplement and the accompanying prospectus, except where the context suggests otherwise, we refer to BlackRock Capital Investment Corporation as the “Company,” “BKCC,” “we,” “us” or “our.”

General

We provide middle-market companies with flexible financing solutions, including senior and junior secured, unsecured and subordinated debt securities and loans, and equity securities. Our strategy is to provide capital to meet our clients’ current and future needs across this spectrum, creating long-term partnerships with growing middle-market companies.

We are organized as an externally-managed, non-diversified, closed-end management investment company. We have elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, which we refer to as the 1940 Act. In addition, for tax purposes we intend to continue to qualify as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, which we refer to as the Code. As a BDC, we are required to comply with certain regulatory requirements. See “Regulation” in the accompanying prospectus for discussion of BDC regulation and other regulatory considerations. We are also registered as an investment adviser under the Investment Advisers Act of 1940, which we refer to as the Advisers Act.

Our investment objective is to generate both current income and capital appreciation through our debt and equity investments. We invest primarily in middle-market companies and target investments throughout the capital structure that we believe provide an attractive risk-adjusted return. The term “middle-market” refers to companies with annual revenues typically between $50 million and $1 billion. Our targeted investment typically ranges between $10 million and $50 million, although the investment sizes may be more or less than the targeted range and the size of our investments may grow with our capital availability. We generally seek to invest in companies that operate in a broad variety of industries and that generate positive cash flows.

Although most of our investments are in senior and junior secured, unsecured and subordinated loans to U.S. private and certain public middle-market companies, we invest throughout the capital structure, which may include common and preferred equity, options and warrants, credit derivatives, high-yield bonds, distressed debt and other structured securities. We may from time-to-time invest up to 30% of our assets opportunistically in other types of investments, including securities of other public companies and foreign securities.

The senior and junior secured loans in which we invest generally have stated terms of three to ten years and the subordinated debt investments we make generally have stated terms of up to ten years, but the expected average life of such senior and junior secured loans and subordinated debt is generally between three and seven years. However, we may invest in securities of any maturity or duration. The debt that we invest in typically is not initially rated by any rating agency, but we believe that if such investments were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service, lower than “BBB-” by Fitch Ratings or lower than “BBB-” by Standard & Poor’s). We may invest without limit in debt of any rating, as well as debt that has not been rated by any nationally recognized statistical rating organization.

During the        ended                    , 20    , we invested $        million across new and existing portfolio companies. This compares to investing $        million across        new and        existing portfolio companies for the ended                    , 20    . Sales, repayments and other exits of investment principal totaled $        million during the ended                    , 20    , versus $        million during the                     ended                    , 20    .

At                    , 20    , our portfolio of        portfolio companies was invested    % in senior secured loans,    % in unsecured or subordinated debt securities,    % in equity investments,    % in senior secured notes and    % in cash and cash equivalents. This compares to our portfolio of         companies that was invested    % in senior secured loans,    % in unsecured or subordinated debt securities,    % in senior secured notes,    % in equity investments and less than    % in cash and cash equivalents at                    , 20    . Our average portfolio company investment at amortized cost was approximately $        million at                    , 20    , versus $        million at                    , 20    .

The weighted average yields of the debt and income producing equity securities in our portfolio at fair value were    % at                    , 20    and    % at                    , 20    . The weighted average yields on our senior secured loans and other debt securities at fair value were    % and    %, respectively, at                    , 20    , versus    % and     % at                    , 20    . The weighted average yields of the debt and income producing equity securities in our portfolio at their current cost basis were    % at                    , 20    and    % at                    , 20    . The weighted average yields on our senior secured loans and other debt securities at their current cost basis were    % and    %, respectively, at                    , 20    , versus    % and     % at                    , 20    .

BlackRock Advisors, LLC

Our investment activities are managed by the Advisor. The Advisor is responsible for sourcing potential investments, conducting research on prospective investments, analyzing investment opportunities, structuring our investments, and monitoring our investments and portfolio companies on an ongoing basis. The Advisor is led by Steven Sterling, Chairman of the Board and Chief Executive Officer of the Company and Managing Director of the Advisor. He is supported by the Advisor’s team of employees, including         dedicated investment professionals who have extensive experience in commercial and mezzanine lending, investment banking, accounting, corporate law and private equity investing.

The Advisor has an investment committee comprised of         members, including Mr. Sterling. Senior management as well as other key personnel of the Advisor have critical industry experience and relationships that we rely on to implement our business plan.

The Advisor is registered as an investment adviser. The Advisor is an indirect, wholly-owned subsidiary of BlackRock, Inc. (“BlackRock”). BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At                    , 20    , BlackRock’s assets under management were $        trillion. BlackRock helps clients meet their goals and overcome challenges with a range of products that include separate accounts, mutual funds, iShares® (exchange-traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. Headquartered in New York City, as of                     , 20    , the firm had approximately employees in more than         countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa.

Our executive officers and directors and the employees of the Advisor and certain of its affiliates, as well as members of the Advisor’s investment committee, serve or may serve as investment advisors, officers, directors or principals of entities or investment funds that operate in the same or a related line of business as we do and/or investment funds managed by our affiliates. We note that any affiliated investment vehicle currently formed or formed in the future and managed by the Advisor or its affiliates may have overlapping investment objectives with our own and, accordingly, may invest in asset classes similar to those targeted by us. As a result, the Advisor and/or its affiliates may face conflicts in allocating investment opportunities between us and such other entities. Accordingly, we may not be given the opportunity to participate in certain investments made by investment funds managed by advisors affiliated with the Advisor. However, the Advisor and its affiliates will endeavor to allocate investment opportunities in a fair and equitable manner and consistent with applicable allocation procedures. In any such case, if the Advisor forms other affiliates in the future, we may co-invest on a concurrent basis with such other affiliates, subject to compliance with applicable regulations and regulatory guidance, as well as applicable allocation procedures. In certain circumstances, negotiated co-investments may be made only if we receive an order from the SEC permitting us to do so.

Administration

BlackRock, through its subsidiary, BlackRock Financial Management, Inc. (the “Administrator”), serves as our administrator and provides us with office space, equipment and office services. The Administrator processes our financial records, assists in the preparation of reports to our stockholders and reports filed with the SEC and generally monitors the payment of our expenses.

Company Information

Our administrative and executive offices are located at 40 East 52nd Street, New York, NY 10022, and our telephone number is (212) 810-5800.

RECENT DEVELOPMENTS

[Insert description at time of offering.]

SPECIFIC TERMS OF OUR WARRANTS AND THE OFFERING

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of our warrants. You should read this section together with the more general description of our warrants in this prospectus supplement under the heading “Description of Our Warrants” and in the accompanying prospectus under the heading “Description of Our Warrants” before investing in our warrants. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

[Insert material terms of our warrants in tabular form to the extent required to be disclosed by applicable law or regulation.]

[FEES AND EXPENSES1

The following table will assist you in understanding the various costs and expenses that an investor in shares of our common stock will bear directly or indirectly. However, we caution you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus supplement contains a reference to fees or expenses paid by “you” or “us” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in the Company.

Stockholder Transaction Expenses (as a Percentage of Offering Price)
Sales Load	%(1)
Offering Expenses	%(2)

Total Common Stockholder Expenses	%(3)

Estimated Annual Expenses (as Percentage of Net Assets Attributable to Common Shares)(4)
Management Fees	%(5)
Incentive Fees Payable Under the Investment Management Agreement	%(6)
Interest Payments on Borrowed Funds	%(7)
Other Expenses	%(8)

Total Annual Expenses	%(9)

(1)	Represents the estimated underwriting discounts and commissions with respect to the warrants to be sold by us in this offering.
(2)	Amount reflects estimated offering expenses of approximately $ and based on the warrants offered in this offering at the public offering price of $ per warrant.
(3)	The expenses of our dividend reinvestment plan are included in “Other Expenses.”
(4)	“Net Assets Attributable to Common Shares” equals our net assets at , 20 , plus the anticipated net proceeds from this offering.
(5)	Our management fee is 2.00% of our total assets, payable quarterly in arrears based on our total asset valuation at the end of the prior quarter until March 6, 2017. Following March 6, 2017, our management fee is 1.75% of our total assets (excluding cash), payable quarterly in arrears based on our total asset valuation at the end of the prior quarter. See “The Advisor—Investment management agreement” in the accompanying prospectus for additional information regarding our investment management agreement.
(6)	These Incentive Fees are based on actual amounts incurred during the year ended , 20 , as our Incentive Fees are currently expected to be concentrated in the fourth quarter of each year. However, the Incentive Fee is based on our performance, will vary from year to year and will not be paid unless our performance exceeds certain thresholds. As we cannot predict whether we will meet these thresholds, the Incentive Fee paid in future years, if any, may be substantially different than the fee incurred during the year ended , 20 . For more detailed information about the Incentive Fee, please see the section of the accompanying prospectus captioned “The Advisor—Investment management agreement” and Note [ ] to our financial statements included elsewhere in this prospectus supplement.
(7)	“Interest Payments on Borrowed Funds” represents interest and credit facility fees incurred and amortization of debt issuance costs during the months ended , 20 [annualized for a full year]. Our average outstanding debt balance during the months ended , 20 was approximately $ million. The Credit Facility allows us to increase commitments thereunder up to an additional $ million.

[1]	(2) Include this section if warrants are for the purchase of common stock.

(8)	“Other Expenses” includes our overhead expenses, including expenses of the Advisor reimbursable under the investment management agreement and of the Administrator reimbursable under the administration agreement. Such expenses are based on actual other expenses for the months ended , 20 [annualized for a full year].
(9)	“Total Annual Expenses” as a percentage of net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. We borrow money to leverage our net assets and increase our total assets. The SEC requires that the “Total Annual Expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness), rather than total assets, including assets that have been funded with borrowed monies. If the “Total Annual Expenses” percentage were calculated instead as a percentage of total assets, as of , 20 plus anticipated net proceeds from this offering, our “Total Annual Expenses” would be % of total assets. For a presentation and calculation of total annual expenses based on total assets see page S- of this prospectus supplement.

Example

The following example illustrates the projected dollar amount of total cumulative expenses that you would pay on a $1,000 hypothetical investment in common shares, assuming (1) a     % sales load (underwriting discounts and commissions) and offering expenses totaling     %, (2) total net annual expenses of     % of net assets attributable to common shares as set forth in the table above (other than Incentive Fees), and (3) a 5% annual return:

	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred	$	$	$	$

This example and the expenses in the table above should not be considered a representation of our future expenses. Actual expenses may be greater or less than those assumed. The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. Assuming a 5% annual return, the Incentive Fee under the investment management agreement would not be earned or payable and is not included in the example. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an Incentive Fee of a material amount, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend payable to a participant by 95% of the market price per share of our common stock at the close of trading on the valuation date for the dividend. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.]

SELECTED FINANCIAL DATA

The Statement of Operations Data, Per Share Data and Balance Sheet Data for each of the five years in the period ended December 31, 20     are derived from our financial statements which have been audited by Deloitte & Touche LLP, our independent registered public accounting firm. [Quarterly financial information is derived from unaudited financial data, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results of such interim periods. Interim results at and for the            and            months ended                    , 20    are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 20    .]

This selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in this prospectus supplement and our financial statements and related notes thereto included elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Senior Securities” and our financial statements and the related notes thereto included in the accompanying prospectus.

	months ended (unaudited)			months ended (unaudited)				Year ended December 31

(Dollars in thousands, except per share data)
Consolidated Statement of Operations Data:
Total Investment Income	$	$		$		$		$		$		$		$		$
Total Expenses:
Net Investment Income
Net Realized and Unrealized Gain (Loss)
Net Increase (Decrease) in Net Assets Resulting from Operations
Consolidated Per Share Data:
Net Asset Value Per Common Share at Period End	$	$		$		$		$		$		$		$		$
Market Price at Period End
Net Investment Income
Net Realized and Unrealized Gain (Loss)
Net Increase (Decrease) in Net Assets Resulting from Operations
Dividends Declared
Consolidated Balance Sheet Data at Period End:
Total Assets	$	$		$		$		$		$		$		$		$
Borrowings Outstanding
Total Net Assets
Other Data:
Total Return(1)%			%		%		%		%		%		%		%		%
Number of Portfolio Companies at Period End
Value of Investments at Period End	$	$		$		$		$		$		$		$		$
Yield on Investments at Period End(2)%			%		%		%		%		%		%		%		%

(1)

For the            and            months ended                    , 20    and                    , 20    and the years ended December 31, 20    and            , total return is based on the change in market price during the respective periods. For the years ended prior to December 31, 20    , total return is based on the change in net asset

value per common share during the respective year. Total return calculations take into account dividends and distributions, if any, reinvested in accordance with our dividend reinvestment plan and do not reflect brokerage commissions. Total return is not annualized.
(2)	Yield on investments at period end represents the weighted average yield on the debt and income producing equity securities in our portfolio at their current cost basis. Yields are computed using interest rates and dividend yields as of the balance sheet date and include amortization of loan origination and commitment fees, original issue discount and market premium or discount based on the expected cash flows of the respective portfolio investment. Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments, cash and cash equivalents.

RISK FACTORS

[If you exercise your warrants, you may be unable to sell any [type of security] you purchase at a profit.

The public trading market price of our [type of security] may decline after you elect to exercise your warrants. If that occurs, you will have committed to buy [type of security] at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of warrants you will be able to sell your [type of security] at a price equal to or greater than the exercise price.

The exercise price is not necessarily an indication of our value.

The exercise price of the warrants does not necessarily bear any relationship to any established criteria for valuation of business development companies. You should not consider the exercise price an indication of our value or any assurance of future value. After the date of this prospectus supplement, our [type of security] may trade at prices above or below the subscription price.]

[Insert any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, and other statements that we may make, may contain forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously identified elsewhere in this prospectus supplement, including the “Risks” section of the accompanying prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the impact of increased competition;

•	the ability of the Advisor to locate suitable investments for us and to monitor and administer our investments;

•	potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by the Advisor or its affiliates;

•	the ability of the Advisor to attract and retain highly talented professionals;

•	fluctuations in foreign currency exchange rates;

•	regulatory changes and other changes in law; and

•	the impact of changes to tax legislation and, generally, our tax position.

The forward-looking statements in this prospectus supplement are excluded from the safe harbor protection provided by Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of            warrants that we are offering, after deducting estimated expenses of this offering payable by us, will be approximately $        million [(or $        million, if the over-allotment is exercised in full)] based on a public offering price of $        per warrant.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

DESCRIPTION OF OUR WARRANTS

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and the accompanying prospectus. This section outlines the specific legal and financial terms of our warrants. You should read this section together with the more general description of our warrants in the accompanying prospectus under the heading “Description of Our Warrants” before investing in our warrants. This summary is not necessarily complete and is subject to and entirely qualified by reference to [insert relevant documents].

[Insert material terms of our warrants to the extent required to be disclosed by applicable law or regulation.]

[PRICE RANGE OF COMMON STOCK2

Our common stock has been quoted on The NASDAQ Global Select Market under the symbol “BKCC” since June 27, 2007. The following table lists the high and low closing bid price for our common stock, the closing bid price as a percentage of NAV, and quarterly dividends per share for the last two completed fiscal years and the current fiscal year through                    ,20    . On                    , 20    , the last reported closing price of our common stock was $        per share.

		Closing Sales Price		Premium/ Discount of High Sales Price to NAV(2)		Premium/ Discount of Low Sales Price to NAV(2)		Declared Dividends
	NAV(1)	High	Low
Year Ending December 31, 20
First Quarter	$	$	$		%		%	$
Second Quarter	$	$	$		%		%	$
Third Quarter	$	$	$		%		%	$
Fourth Quarter (through )	$	$	$		%		%	$
Year Ending December 31, 20
First Quarter	$	$	$		%		%	$
Second Quarter	$	$	$		%		%	$
Third Quarter	$	$	$		%		%	$
Fourth Quarter	$	$	$		%		%	$
Year Ending December 31, 20
First Quarter	$	$	$		%		%	$
Second Quarter	$	$	$		%		%	$
Third Quarter	$	$	$		%		%	$
Fourth Quarter	$	$	$		%		%	$

(1)	NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.
(2)	Calculated as of the respective high or low closing sales price divided by the quarter end NAV.
*	Net asset value has not yet been calculated for this period.
**	Distribution has not been paid for this period.

Our common stock recently has traded at prices both above and below our most recently calculated net asset value. There can be no assurance, however, that our shares will trade above, below or at our net asset value.

In August 2008, our Board of Directors approved a share repurchase plan under which we may repurchase up to 2.5 percent of our outstanding shares of common stock from time to time in open market or privately negotiated transactions. In May 2009, our Board of Directors approved an extension and increase to the plan which authorized us to repurchase up to an additional 2.5 percent of our outstanding shares of common stock. In [            ], our Board of Directors approved an extension of our share repurchase plan to [                    ]. During the year ended                    , 20    , we purchased a total of            shares of our common stock on the open market for $        , including brokerage commissions. During the year ended                    , 20    , we purchased a total of             shares of our common stock on the open market for $        , including brokerage commissions. At                    , 20    , the total number of remaining shares authorized for repurchase was            . We currently hold the shares we repurchased in treasury. Notice is hereby given in accordance with Section 23 of the 1940 Act that from time to time we may purchase shares of our common stock in the open market at prevailing market prices.

[2]	Include this section if warrants are for the purchase of common stock.

We intend to pay quarterly dividends to our common stockholders. The amount of our quarterly dividend is determined by our board of directors. On                    , 20    , our Board of Directors declared a dividend of $        per share, payable on            to stockholders of record at the close of business on                    .

There can be no assurance that we will achieve investment results or maintain a tax status that will permit any particular level of dividend payment. Our Credit Facility may limit our ability to declare dividends if we default under certain provisions. For a description of the Credit Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement and Note [    ] to our financial statements included elsewhere in this prospectus supplement.]

CAPITALIZATION3

The following table sets forth our cash and capitalization as of            , 20    (1) on an actual basis and (2) as adjusted to reflect the effects of the sale of            warrants in this offering at an offering price of $        per warrant. You should read this table together with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in this prospectus supplement and our financial statements and notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included in the accompanying prospectus.

As of , 20
	Actual	As Adjusted for this Offering(1)(4)
(Dollars in thousands, except per share data)
Cash and cash equivalents	$	$
Total assets	$	$
Borrowings under Credit Facility	$	$
Common stock, par value $0.001 per share; shares authorized, issued and outstanding, shares issued and outstanding, as adjusted, respectively(2)	$	$
Capital in excess of par value	$	$
Distributable earnings(3)	$	$
Treasury stock	$	$
Total stockholders’ equity	$	$
Total capitalization	$	$

(1)	Does not include the underwriters’ over-allotment option.
(2)	Figures do not include and shares issued under our Dividend Reinvestment Plan on , 20 and , 20 , respectively.
(3)	Includes cumulative net investment income or loss, cumulative amounts of gains and losses realized from investment and foreign currency transactions and net unrealized appreciation or depreciation of investments and foreign currencies, and distributions paid to stockholders other than tax return of capital distributions. Distributable earnings is not intended to represent amounts we may or will distribute to our stockholders.
(4)	As described under “Use of Proceeds,” we intend to use a part of the net proceeds from this offering initially to repay a portion of the borrowings outstanding under our Credit Facility. We have not yet determined how much of the net proceeds of this offering will be used for this purpose and, as a result, we have not reflected the consequences of such repayment in this table.

[3]	If necessary, add to Capitalization table securities underlying our warrants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus supplement.

Overview

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q prior to the offering.]

SUPPLEMENT TO MATERIAL U.S. FEDERAL TAX MATTERS

[Insert disclosure regarding federal income tax consequences of an investment in the warrants to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

                    are acting as joint book-running managers of the offering and as representatives of the             underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of warrants set forth opposite the underwriter’s name.

Underwriter	Number of Warrants

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the warrants included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the warrants (other than those covered by the over-allotment option described below) if they purchase any of the warrants.

Warrants sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any warrants sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $        per warrant. If all the warrants are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

[If the underwriters sell more warrants than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for            days from the date of this prospectus supplement, to purchase up to            additional warrants at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional warrants approximately proportionate to that underwriter’s initial purchase commitment. Any warrants issued or sold under the option will be issued and sold on the same terms and conditions as the other warrants that are the subject of this offering.]

We have agreed, with exceptions, not to sell or transfer any warrants or [type of security] for      days after the date of this prospectus supplement without first obtaining the written consent of            .]

[Our [type of security] is listed on the NASDAQ Global Select Market under the symbol “            .”]

[Our warrants are a new issue of securities with no established trading market. We intend to list our warrants on            . We expect trading in our warrants on            to begin within    days after the original issue date. Currently there is no public market for our warrants.

We have been advised by the underwriters that they presently intend to make a market in our warrants after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in our warrants and any such market making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, our warrants. If any active public trading market for our warrants does not develop, the market price and liquidity of our warrants may be adversely affected.]]

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. [These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.]

	No Exercise	Full Exercise
Per warrant	$	$
Total	$	$

We estimate that our portion of the total expenses of this offering will be $        .

Until the distribution of the warrants is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our warrants or [type of security]. However, the representatives may engage in transactions that stabilize the price of the warrants, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our warrants in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of warrants than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing warrants in the open market. In determining the source of warrants to close out the covered short position, the underwriters will consider, among other things, the price of warrants available for purchase in the open market as compared to the price at which they may purchase warrants through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing warrants in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our warrants in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of warrants made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our warrants or preventing or retarding a decline in the market price of our warrants. As a result, the price of our warrants may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on                    , in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our warrants. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the warrants on            in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of warrants and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our warrants to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

The underwriters have performed commercial banking, investment banking and advisory services for us, BlackRock Advisors, LLC, and our affiliates from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. [In addition, affiliates of the underwriters are lenders under our Credit Facility.]

At                    , 20    , Bank of America Corporation, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, owned approximately    % of the outstanding preferred and common stock of BlackRock, Inc. and had a    % voting interest therein.

A prospectus supplement and prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. Other than the prospectus supplement and prospectus in electronic format, the information on any such underwriter’s website is not part of this prospectus supplement and prospectus. The representatives may agree to allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters in connection with the securities offered by this prospectus supplement and accompanying prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Attorneys at Skadden, Arps, Slate, Meagher & Flom LLP involved in the representation of the Company beneficially own less than        percent of our common stock outstanding at                    . Certain legal matters will be passed upon for the underwriters by Sutherland Asbill & Brennan LLP, Washington, D.C.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP is our independent registered public accounting firm.

ADDITIONAL INFORMATION

We have filed a registration statement with the SEC on Form N-2, including amendments, relating to the securities we are offering. This prospectus supplement does not contain all of the information set forth in the registration statement, including any exhibits and schedules it may contain. For further information concerning us or the securities we are offering, please refer to the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of any contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by this reference.

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Securities Exchange Act of 1934. This information and the information specifically regarding how we voted proxies relating to portfolio securities for the period ended                    , 20    , are available free of charge by contacting us at 40 East 52nd Street, New York, NY 10022 or by telephone at toll-free (212) 810-5800. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement of which this prospectus forms a part and the related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington D.C. 20549-0102. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC at http://www.sec.gov.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

FINANCIAL STATEMENTS

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q prior to the offering.]

Warrants to Purchase Up to        [Type of Security]

PRELIMINARY PROSPECTUS SUPPLEMENT

                    , 20

[Underwriters]